Exhibit 10.1

AAC HOLDINGS, INC.

2016 ANNUAL BONUS PLAN

I.	Administration of the Plan

The 2016 Annual Bonus Plan (the “Bonus Plan”) is based on the 2016 fiscal year, January 1, 2016 through December 31, 2016 for AAC Holdings, Inc. (the “Company”). The awards pursuant to this Bonus Plan shall be administered as performance awards pursuant to the Company’s 2014 Equity Incentive Plan (the “Equity Plan”). All provisions hereof shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Equity Plan. All incentive payouts will be calculated and paid by the Company as described in Schedule A hereto or on a date selected by the Company in its sole discretion that is not later than March 15, 2017. All Bonus Plan payouts are subject to required local, state and federal withholding taxes.

The Bonus Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Compensation Committee may delegate to certain associates the authority to manage the day-to-day administrative operations of the Bonus Plan as it may deem advisable.

The Compensation Committee reserves the right to amend, modify, or terminate the Bonus Plan at any time prior to the end of the 2016 fiscal year in its sole discretion. The Compensation Committee shall have the authority to modify the terms of any award under the Bonus Plan that has been granted; to determine the time when awards under the Bonus Plan will be made, the amount of any payments pursuant to such awards, and the performance period to which they relate; to establish performance objectives in respect of such performance periods; and to determine whether such performance objectives were attained. The Compensation Committee is authorized to interpret the Bonus Plan, to establish, amend and rescind any rules and regulations relating to the Bonus Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Bonus Plan. The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the Bonus Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the Bonus Plan, as described herein, shall be subject to the terms of the Equity Plan, but shall otherwise lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Compensation Committee under the Bonus Plan need not be uniform and may be made selectively among Participants in the Bonus Plan, whether or not such Participants are similarly situated. Any and all changes will be communicated to those executives participating in the Bonus Plan that are affected by the changes.

II.	Bonus Plan Eligibility

The Compensation Committee shall determine the executive officers and other members of the Company’s senior management eligible for participation in the Bonus Plan. A Participant in the Bonus Plan hired or promoted from January 1, 2016 through December 31, 2016 will be eligible for a prorated payout if he or she achieves the required performance metrics of his or her individual program. Such prorated payout shall be made in accordance with the payment provisions of Section I above. Additionally, if any Participant receives a change in base salary during the performance period, the bonus payout earned by the Participant under the Bonus Plan, if any, will be prorated accordingly.

All Bonus Plan Participants must accept the commitment and responsibility to perform all duties in compliance with the Company’s Code of Business Conduct and Ethics. Any Participant who manipulates or attempts to manipulate the Bonus Plan for personal gain at the expense of customers, other associates or Company objectives will be subject to appropriate disciplinary actions.

Participants must not divulge to any outsider any non-public information regarding this Bonus Plan or any specific performance metrics applicable to the Participant.

Participation in the Bonus Plan does not constitute a contract or promise of employment between the Company and any Participant in the Bonus Plan. Any promise or representations, oral or written, which are inconsistent with or different from the terms of the Bonus Plan are invalid.

III.	Termination Provisions

Except as the Board may otherwise determine in its sole and absolute discretion (i) termination of the Participant’s employment (x) prior to January 1, 2017, or (y) at any time for Cause (as defined below), will result in the forfeiture of any further amounts that would otherwise have been payable to a Participant following the termination (inclusive of any quarterly payment not yet distributed to a Participant as of the date of termination) and (ii) termination of the Participant’s employment on or after January 1, 2017 (other than termination for Cause) will not result in the forfeiture of any further amounts that would otherwise have been payable to a Participant following the termination pursuant to the Bonus Plan. If a Participant becomes disabled during the 2016 fiscal year or is granted a leave of absence during that time, a pro rata share of the Participant’s award based on the period of actual participation may, in the Compensation Committee’s sole discretion, be paid to the Participant after the end of the performance period if it would have become earned and payable had the Participant’s employment status not changed.

For purposes of this Bonus Plan, “Cause” means (i) conviction of the Participant under applicable law of a felony or any misdemeanor involving moral turpitude; (ii) unauthorized acts intended to result in the Participant’s personal enrichment at the material expense of the Company or a Subsidiary or Affiliate; or (iii) any violation of the Participant’s duties or responsibilities to the Company or a Subsidiary or Affiliate which constitutes willful misconduct or dereliction of duty. For purposes of this definition, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

IV.	Performance Measures

Participants in the Bonus Plan may receive a cash award upon the attainment of performance goals which may be corporate and/or individual goals and which will be communicated to the Participant by the Compensation Committee. The percentage of any award payable pursuant to the Bonus Plan shall be based on the weights assigned to the applicable performance goal by the Compensation Committee. Each Participant’s incentive award is based on a designated percentage of the Participant’s base pay and is established by the Compensation Committee. The targets for the performance criteria shall be determined by the Compensation Committee in its discretion within the first ninety (90) days of the fiscal year.

Each Participant in the Bonus Plan will be eligible for a bonus payout conditioned on the achievement of performance measures as set forth on Schedule A hereto. The Compensation Committee shall determine and certify whether and to what extent each performance or other goal has been met prior to the payment of any award hereunder. In determining whether and to what extent a performance goal has been met, the Compensation Committee may consider such matters as the Compensation Committee deems appropriate.

In addition to any adjustments enumerated in the definition of the performance goals set forth on Schedule A hereto, the Compensation Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any subsidiary or affiliate, or the financial statements of the Company or of any subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Bonus Plan. The Compensation Committee is also authorized to adjust performance targets or awards downward to avoid unwarranted windfalls. Notwithstanding the foregoing, the Committee shall not have the discretion to increase any award payable to any Covered Officer in excess of that provided by the application of the terms and conditions of Schedule A attached hereto.

V.	Recoupment Policy

The Company may recover any incentive compensation awarded or paid pursuant to this Bonus Plan based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Compensation Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this Bonus Plan based on a Participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. This Recoupment Policy applies to any incentive compensation earned or paid to a Participant pursuant to this Bonus Plan. Subsequent changes in status, including retirement or termination of employment, do not affect the Company’s rights to recover compensation under this policy. The Compensation Committee will administer this policy and exercise its discretion and business judgment in the fair application of this policy based on the facts and circumstances as it deems relevant in its sole discretion. More specifically, the Compensation Committee shall determine in its discretion any appropriate amounts to recoup, the officers from whom such amounts shall be recouped (which need not be all officers who received the bonus compensation at issue) and the timing and form of recoupment; provided, that only compensation paid or settled within three years prior to the Compensation Committee taking action under this Recoupment Policy shall be subject to recoupment; provided further, that any recoupment pursuant to clause (i) or (ii) of the first sentence of this paragraph shall not exceed the portion of any applicable bonus paid hereunder that is in excess of the amount of performance-based or incentive compensation that would have been paid or granted based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Compensation Committee in its sole discretion.

For avoidance of doubt, the Company may set off the amounts of any such required recoupment against any amounts otherwise owed by the Company to a Participant as determined by the Compensation Committee in its sole discretion, solely to the extent any such offset complies with the requirements of Section 409A of the Code and the guidance issued thereunder.

If any restatement of the Company’s financial results indicates that the Company should have made higher performance-based payments than those actually made under the Bonus Plan for a period affected by the restatement, then the Compensation Committee shall have discretion, but not the obligation to cause the Company to make appropriate incremental payments to affected Participants then-currently employed by the Company. The Compensation Committee will determine, in its sole discretion, the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of performance-based compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.

VI.	Miscellaneous Provisions

Notwithstanding anything to the contrary herein, the Compensation Committee, in its sole discretion, may reduce any amounts otherwise payable to a Participant hereunder in order to satisfy any liabilities owed to the Company or any of its subsidiaries by the Participant; provided such offsets otherwise are consistent with Section 409A of the Code. None of the compensation payable pursuant to this Bonus Plan is intended to constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and the provisions of this Bonus Plan shall be interpreted consistently therewith. The Company does not warrant, however, that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of participating in this Bonus Plan.

In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any subsidiary, the Compensation Committee (subject to the Equity Plan but otherwise in its sole discretion and without liability to any person) may make such adjustments, if any, as it deems to be equitable as to any affected terms of outstanding awards.

The Company is the sponsor and legal obligor under the Bonus Plan and shall make all payments hereunder, other than any payments to be made by any of the subsidiaries (in which case payment shall be made by such subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Bonus Plan, and the Participant’s rights to the payment hereunder shall be not greater than the rights of the Company’s (or subsidiary’s) unsecured creditors. All expenses involved in administering the Bonus Plan shall be borne by the Company.

The Bonus Plan shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in the State of Nevada.

Notwithstanding anything herein to the contrary, the Compensation Committee, in its sole discretion, may make payments (including pro rata payments) to Participants who do not meet the eligibility requirements of the Bonus Plan, including, without limitation, the length of service requirements described in Section II above if the Compensation Committee determines that such payments are in the best interests of the Company.

SCHEDULE A

Performance Goals

Bonus awards payable pursuant to this Bonus Plan (each, an “Award”) with respect to each Participant shall be calculated based on the Company’s achievement of adjusted EBITDA (“AEBITDA”) goals during each quarter of the 2016 fiscal year (each, a “Fiscal Quarter”) and the 2016 fiscal year as a whole (the “Fiscal Year”, and each of the foregoing, a “Performance Period”). In order for a Participant to qualify for an Award with respect to any Fiscal Quarter, the Company must meet the AEBITDA Target (each, a “Performance Goal”) for such Fiscal Quarter. If the Performance Goal for a Fiscal Quarter is met, the Participant will be entitled to an Award equal to 25% of the target bonus amount for such Participant as set by Compensation Committee. If the Performance Goal for a Fiscal Quarter is not met, the Participant will not be entitled to an Award for such Fiscal Quarter (except to the extent the Performance Goal for the Fiscal Year is subsequently met). Notwithstanding the foregoing, in the event the Company would have achieved the Performance Goal for a Performance Period but for the expense of bonus amounts payable pursuant to the Bonus Plan, the target bonus payable for such period shall be proportionately reduced to the level at which the AEBITDA for the Performance Period, including the reduced bonus amounts, equals the Performance Goal with respect to such period.

For purposes of this Bonus Plan, “AEBITDA” means Consolidated Net Income, plus, without duplication, to the extent reducing Consolidated Net Income, (i) interest expense, (ii) depreciation expense, (iii) amortization expense, (iv) tax expense, (v) non-cash stock compensation, (vi) acquisition-related expenses, (vii) de-novo startup expenses and (viii) other expenses that are either unusual in nature or infrequently occurring, within the meaning of GAAP.

If the Company achieves at least 90% of the Performance Goal with respect to the 2016 Fiscal Year, a Participant shall be entitled to an Award with respect to such Fiscal Year according to the following formula: (a) the percentage of the AEBITDA Target (but not to exceed 100%) that actual AEBITDA for the 2016 Fiscal Year represents, multiplied by (b) the Participant’s target bonus amount, with the product of (a) and (b) reduced (but not below zero) by (c) payments made during the Fiscal Year with respect to the achievement of the Performance Goal with respect to each Fiscal Quarter; provided, that the maximum Award with respect to the Fiscal Year that a Participant may receive shall be the target bonus amount for such Participant. The Performance Goal for each Performance Period of the Company shall be as set by the Compensation Committee.

The amount payable under this Bonus Plan with respect to the Participants shall be determined by the Compensation Committee based on whether and to what extent the Performance Goals have been met.